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                                                                    EXHIBIT 23.A



                        Consent of Independent Auditors
                        -------------------------------

We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 to Registration Statement No. 33-57833 on Form S-3 and related Prospectus of Morgan Stanley Group Inc. for the registration of $4,829,469,782 of debt securities, warrants to purchase debt securities and preferred stock and to the incorporation by reference therein of our report dated February 22, 1994, with respect to the consolidated financial statements and financial statement schedules of Morgan Stanley Group Inc. included and incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended January 31, 1994, filed with the Securities and Exchange Commission.



                                              /s/ Ernst & Young LLP



New York, New York
March 23, 1995